Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On March 31, 2014, Strategic Hotel Funding, L.L.C., the operating partnership of Strategic Hotels & Resorts, Inc. ("SHR") and certain of its direct and indirect wholly-owned subsidiaries closed on the sale of the Marriott London Grosvenor Square hotel (the "Grosvenor Disposition"). SHR sold the 237-room Marriott London Grosvenor Square hotel for £125.15 million (approximately $207.7 million). The following unaudited pro forma financial information gives effect to the Grosvenor Disposition.

The historical financial information for the years ended December 31, 2012 and 2011 has been derived from SHR's audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013.

The unaudited pro forma statements of operations data for the years ended December 31, 2012 and 2011 are presented as if the Grosvenor Disposition had occurred on January 1, 2011.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what SHR's results of operations would actually have been if the transaction had in fact occurred on the earlier date discussed above. It also does not project or forecast SHR's consolidated results of operation for any future date or period.

Strategic Hotels & Resorts, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2012
(in thousands, except per share amounts)

	Strategic Hotels & Resorts, Inc. Historical Consolidated	Grosvenor Disposition (1)	Strategic Hotels & Resorts, Inc. Pro Forma Consolidated
Revenues:
Rooms	$429,689	$(28,384)	$401,305
Food and beverage	264,893	(7,595)	257,298
Other hotel operating revenue	75,857	(2,272)	73,585
Lease revenue	4,778		4,778
Total revenues	775,217	(38,251)	736,966
Operating Costs and Expenses:
Rooms	121,794	(5,701)	116,093
Food and beverage	193,431	(3,325)	190,106
Other departmental expenses	200,219	(7,065)	193,154
Management fees	23,085	(2,353)	20,732
Other hotel expenses	53,117	(2,322)	50,795
Lease expense	4,580		4,580
Depreciation and amortization	99,458	(8,799)	90,659
Impairment losses and other charges	18,406		18,406
Corporate expenses	31,578	(480)	31,098
Total operating costs and expenses	745,668	(30,045)	715,623
Operating income	29,549	(8,206)	21,343
Interest expense	(75,489)	5,178	(70,311)
Interest income	213	(6)	207
Equity in losses of unconsolidated affiliates	(13,485)		(13,485)
Foreign currency exchange loss	(1,258)	11	(1,247)
Other income, net	1,820		1,820
Loss before income taxes	(58,650)	(3,023)	(61,673)
Income tax expense	(800)	787	(13)
Loss from continuing operations	$(59,450)	$(2,236)	$(61,686)

Amounts Attributable to SHR:
Loss from continuing operations	$(56,495)	$(2,227)	$(58,722)

Loss from continuing operations attributable to SHR common shareholders per share:
Basic:	$(0.40)		$(0.41)	(2)
Diluted:	$(0.40)		$(0.41)	(2)

Notes to Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2012

1.
Grosvenor Disposition - On March 31, 2014, SHR disposed of its ownership interest in the Marriott London Grosvenor Square hotel. The consolidated accounts related to the Marriott London Grosvenor Square hotel are reflected as pro forma adjustments to eliminate accounts from continuing operations. There are no pro forma adjustments for nonrecurring items related to this transaction, including the anticipated gain on the Grosvenor Disposition, which was recognized in discontinued operations in the first quarter of 2014.

2.
Loss From Continuing Operations Attributable to SHR Common Shareholders Per Share Calculation - The following table calculates the pro forma weighted average basic and diluted loss from continuing operations attributable to SHR common shareholders per share:

	(In thousands, except per share amounts)
	Basic	Diluted
Historical and pro forma basic and diluted weighted average shares outstanding for the year ended December 31, 2012	201,109	201,109
Pro forma loss from continuing operations attributable to SHR for the year ended December 31, 2012	$(58,722)	$(58,722)
Historical preferred shareholder dividend	(24,166)	(24,166)
Pro forma loss from continuing operations attributable to SHR common shareholders for the year ended December 31, 2012	$(82,888)	$(82,888)
Pro forma loss from continuing operations attributable to SHR common shareholders per share for the year ended December 31, 2012 - basic and diluted	$(0.41)	$(0.41)

Strategic Hotels & Resorts, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2011
(in thousands, except per share amounts)

	Strategic Hotels & Resorts, Inc. Historical Consolidated	Grosvenor Disposition (1)	Strategic Hotels & Resorts, Inc. Pro Forma Consolidated
Revenues:
Rooms	$392,058	$(26,460)	$365,598
Food and beverage	257,880	(7,665)	250,215
Other hotel operating revenue	74,686	(2,389)	72,297
Lease revenue	5,422		5,422
Total revenues	730,046	(36,514)	693,532
Operating Costs and Expenses:
Rooms	111,062	(5,457)	105,605
Food and beverage	185,628	(3,736)	181,892
Other departmental expenses	195,955	(6,824)	189,131
Management fees	22,705	(2,160)	20,545
Other hotel expenses	50,038	(2,525)	47,513
Lease expense	4,865		4,865
Depreciation and amortization	106,695	(10,355)	96,340
Corporate expenses	39,539	(496)	39,043
Total operating costs and expenses	716,487	(31,553)	684,934
Operating income	13,559	(4,961)	8,598
Interest expense	(86,447)	10,314	(76,133)
Interest income	172	(8)	164
Loss on early extinguishment of debt	(1,237)		(1,237)
Loss on early termination of derivative financial information	(29,242)		(29,242)
Equity in losses of unconsolidated affiliates	(9,215)		(9,215)
Foreign currency exchange loss	821	9	830
Other income, net	5,767		5,767
Loss before income taxes	(105,822)	5,354	(100,468)
Income tax expense	(656)	521	(135)
Loss from continuing operations	$(106,478)	$5,875	$(100,603)

Amounts Attributable to SHR:
Loss from continuing operations	$(106,365)	$5,848	$(100,517)

Loss from continuing operations attributable to SHR common shareholders per share:
Basic:	$(0.70)		$(0.67)	(2)
Diluted:	$(0.70)		$(0.67)	(2)

Notes to Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2011

1.
Grosvenor Disposition - On March 31, 2014, SHR disposed of its ownership interest in the Marriott London Grosvenor Square hotel. The consolidated accounts related to the Marriott London Grosvenor Square hotel are reflected as pro forma adjustments to eliminate accounts from continuing operations. There are no pro forma adjustments for nonrecurring items related to this transaction, including the anticipated gain on the Grosvenor Disposition, which was recognized in discontinued operations in the first quarter of 2014.

2.
Loss From Continuing Operations Attributable to SHR Common Shareholders Per Share Calculation - The following table calculates the pro forma weighted average basic and diluted loss from continuing operations attributable to SHR common shareholders per share:

	(In thousands, except per share amounts)
	Basic	Diluted
Historical and pro forma basic and diluted weighted average shares outstanding for the year ended December 31, 2011	176,576	176,576
Pro forma loss from continuing operations attributable to SHR for the year ended December 31, 2011	$(100,517)	$(100,517)
Historical preferred shareholder dividend	(18,482)	(18,482)
Pro forma loss from continuing operations attributable to SHR common shareholders for the year ended December 31, 2011	$(118,999)	$(118,999)
Pro forma loss from continuing operations attributable to SHR common shareholders per share for the year ended December 31, 2011 - basic and diluted	$(0.67)	$(0.67)